                                              * Confidential Treatment Requested

                                                                   EXHIBIT 10.13

                   NEW ASSAY DEVELOPMENT AND OPTION AGREEMENT

        This NEW ASSAY DEVELOPMENT AND OPTION AGREEMENT (the "Agreement"), effective as of June 20, 2000 (the "Effective Date"), is made by and between Third Wave Technologies, Inc., a Wisconsin corporation, with a place of business at 502 S. Rosa Road, Madison, WI 53719 ("TWT"), and SmithKline Beecham Biologicals SA, a Belgian corporation, with a place of business at 89 rue de l'Institut, B-1330 Rixensart, Belgium ("SBB"), and sets forth the agreement of the parties as follows:

1. DEFINITIONS. The capitalized terms used herein shall have the definitions as set forth in this Section 1, unless otherwise defined herein:

        a. "Affiliate" shall mean an entity which controls, is controlled by or is under common control with SBB. For purposes of this definition, "control" shall mean ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors.

        b. "Confidential Information" shall have the meaning as set forth in
Section 7 below.

        c. "Development and Marketing Agreement" shall have the meaning as set forth in Section 10 below.

        d. "Development Program" shall have the meaning as set forth in Section 2 below.

        e. "Evaluation" shall have the meaning as set forth in Section 4 below.

        f. "Field" shall mean use of Products for (A) SBB's own clinical trial and pre-clinical trial applications (i.e., conducted by or on behalf of SBB or its affiliates for SBB or its affiliate's own therapeutic applications) conducted for a Pharmaccine or (B) reporting of patient results, in each case in connection with the selection or determination of patients to receive a therapeutic regime including a Pharmaccine and/or monitoring of therapeutic progress and outcomes in connection with the treatment of such patients with a Pharmaccine.

        g. "Improvement" shall mean any Invention which substantially comprises an improvement, modification, or derivative of the Invader Squared Assays, including without limitation, improvements and enhancements to: (i) assay ease of use; (ii) methodologies, including sample preparation methods or procedures;
(iii) detection methods and protocols; (iv) data collection or analysis; (v) multiplexing methods; or (vi) automation or miniaturization methodologies, techniques and equipment.

        h. "Invader Squared Assay" shall have the meaning as set forth on Attachment 1 hereto.

        i. "Initiation Notice" shall have the meaning as set forth in Section 3 below.

        j. "Initiation Payment" shall mean, with respect to a particular Phase, the amount payable to TWT as described in Section 6 below.

        k. "Invention" shall mean any and all discoveries and inventions derived from the Invader Squared Assays (whether patentable or not), made in the course of performing the Evaluation or otherwise in connection with SBB's use of the TWT Materials as permitted hereunder and all intellectual property rights therein.

        1. "Option Notice" shall have the meaning as set forth in Section 10 below.

        m. "Option Period" shall mean the 90 day period beginning upon TWT's receipt of the Option Notice or such longer period as the parties may agree in writing.

        n. "Pharmaccine" shall mean a therapeutic vaccine being developed or marketed by or on behalf of SBB.

        o. "Phase" shall mean, individually, the Initial Phase, DNA Phase or RNA Phase, as applicable.

        p. "Product" shall mean a diagnostic assay based on TWT's proprietary Invader Squared Assay platform for a target nucleotide sequence designated by SBB for use in the Field, in each case to the extent that TWT has the right to develop such targets hereunder without (i) breaching the provisions of any agreement to which TWT is a party at the time of SBB's designation or (ii) infringing any third party intellectual property rights.

        q. "SBB Materials" shall mean, with respect to a particular Phase, the sequence information and other materials described in Attachment 2 for such Phase.

        r. "Standstill Period" shall mean the period expiring 90 days after delivery of the Invader Squared Assays corresponding with the last Phase of the Development Program initiated in accordance with this Agreement.

        s. "TWT Materials" shall mean, with respect to a particular Phase, the Invader Squared Assays developed under the Development Program therefor.

        t. "TWT Technology" shall mean all know-how, patent and other intellectual property rights owned or controlled by TWT and covering the manufacture, use, sale or importation of the Products.

2. DEVELOPMENT PROGRAM. Promptly following execution hereof TWT shall use diligent efforts to develop the Invader Squared Assays described in Attachment 1 for the Initial Phase, and upon receipt of the Initiation Payment for each remaining applicable Phase, TWT shall use diligent efforts to develop the Invader Squared Assays described in Attachment 1 for the corresponding Phase, in each case subject to SBB providing TWT the corresponding SBB Materials. A description of the development tasks to be performed by TWT for each Phase hereunder is attached hereto as Attachment 1 (the "Development Program"). Upon completion of each Phase of the Development Program, TWT agrees to transfer to SBB the corresponding TWT Materials in accordance with the schedule set forth on Attachment 1. TWT agrees to ship the TWT Materials CIP (Carriage and Insurance Paid, Incoterms 1990) to the customs agent in Belgium reasonably designated by SBB in writing. In addition to the TWT Materials, TWT shall provide to SBB the quality control test data for the TWT Materials shipped to SBB hereunder.

3. PHASE INITIATION. Any time within sixty (60) days after SBB's receipt of the Invader Squared Assays from the last initiated Phase, SBB may initiate the next Phase (i.e., the DNA Phase or RNA Phase) by notifying TWT in writing of its intent to initiate such Phase (the "Initiation Notice") and paying the corresponding Initiation Payment. Notwithstanding the foregoing, the parties may mutually agree in writing to extend such 60 day period in the event that SBB is unable to reasonably complete the last initiated Phase during the 60-day period, provided that in such event SBB shall use all diligent efforts to complete such evaluation as soon as possible.

4. USE OF TWT MATERIALS. SBB agrees that all TWT Materials obtained from TWT pursuant to this Agreement, shall be used solely for (i) its own internal research and development purposes and (ii) evaluating whether or not SBB desires to enter into the Development and Marketing Agreement (as described below) and/or otherwise agreed by TWT in writing, such agreement not being unreasonably withheld (the "Evaluation"), and


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not for any other commercial purposes, including diagnostic applications.
Without limiting the foregoing, SBB further agrees (y) not to transfer the TWT Materials to any third party or allow such third party access thereto, directly or indirectly, including via a service bureau, except to the extent necessary and for purposes of SBB's conduct of the Evaluation hereunder, in which case SBB shall notify TWT in writing of such transfer which shall be under the same confidentiality terms as provided herein, and (z) at all times to use the TWT Materials in compliance with all applicable laws, rules and regulations pertaining to the use thereof. The TWT Materials shall include the original materials transferred to SBB, as well as any derivatives or Improvements developed by SBB therefrom.

5. EVALUATION SUPPORT. During the Initial Phase, TWT shall provide at SBB's facilities in Rixensart one (1) senior scientist with expertise in the use of Invader assays designated by TWT for up to 40 hours of training and support with respect to the Invader Squared Assays transferred hereunder including use, trouble-shooting, result analysis and the like, in each case at mutually agreeable times and schedules within a seven (7)-day period. For subsequent Phases, SBB may request substantially similar support and training services, and in case of such request, TWT shall provide such training and support. In consideration of any such on-site training and support, SBB shall pay to TWT, in addition to the Initiation Payments set forth below, [* * * *] per Phase, within 30 days of receipt of a corresponding invoice for such training and support service, such invoice being released only after the completion of the training and support service which is requested by SBB.

6. PAYMENTS. In consideration of TWT performing each Phase of the Development Program and transferring the corresponding TWT Materials, SBB agrees to pay to TWT, within 30 days of receipt of the corresponding invoice, the following amounts as set forth below and in accordance with footnotes 1 and 2 below, as applicable:

             PHASE                 INITIATION PAYMENT(1)           REAGENT PAYMENT(2)
         -------------             ---------------------    -------------------------------
         Initial Phase                  US [* * * *]          US [* * * *]/Invader Squared
                                                                         Assay
           RNA Phase                    US [* * * *]          US [* * * *]/lnvader Squared
                                                                         Assay
           DNA Phase                    US [* * * *]        US [* * * *]/Invader Squared Assay

7. CONFIDENTIALITY. Each of SBB and TWT agrees that it shall not publish or otherwise disclose and shall not use for any purpose except for purposes of this Agreement any information received from the other party

----------

(1) The Initiation Payment with respect to a particular Phase will be due and payable as follows: (i) with respect to the Initial Phase, [* * * *] within 10 days of the Effective Date and [* * * *] at the time the Reagent Payment for the Initial Phase is due (i.e., within 30 days after receipt of the invoice for the corresponding Invader Squared Assays); and (ii) with respect to each of the RNA Phase and DNA Phase, within 30 days of receipt of the invoice for the Initiation Notice for such Phase.

(2) The Reagent Payment with respect to a particular Phase will be due and payable within 30 days of receipt of a corresponding invoice for the corresponding Invader Squared Assays, such invoice being released upon the delivery of such Invader Squared Assays.


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pursuant to this Agreement which if disclosed in tangible form is marked
"confidential" or with other similar designation to indicate its proprietary nature, or if disclosed orally is confirmed as confidential by the party disclosing such information at the time of such disclosure and confirmed in writing within thirty (30) days of such disclosure (collectively, "Confidential Information"). Without limiting the foregoing, it is understood that the SBB Materials and the TWT Materials shall be deemed to be Confidential Information of SBB or TWT, as applicable, whether or not marked as such. Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation:
(a) was already known or becomes known to the receiving party, other than under an obligation of confidentiality or (b) was developed by the receiving party without reference to any Confidential Information received from the other party or (c) is in or becomes part of the public domain, except in violation of this Agreement.

8. INTELLECTUAL PROPERTY RIGHTS. SBB shall retain all right, title and interest in and to the SBB Materials and the SBB Materials shall not be used for any purpose other than for purposes of the Development Program. Subject to SBB's rights in the SBB Materials (including SBB's rights in any patent rights claiming the target sequences of particular Invader Squared Assay), all right, title and interest in and to all TWT Materials transferred hereunder shall remain vested in TWT. Without limiting the foregoing, it is understood and agreed that subject to the rights granted to TWT with respect to Improvements, SBB will own all right, title and interest in and to all Inventions. SBB hereby grants to TWT a non-exclusive, fully paid-up, worldwide right and license, with the right to grant and authorize sublicenses, in and to Improvements. It is understood and TWT hereby represents to SBB that it has obtained substantially similar rights to improvements to TWT's technologies from its other similarly situated transferees and customers, and TWT shall not make available Improvements to any third party unless such third party makes available to TWT the right to make comparable improvements available to SBB. It is further understood and agreed that TWT will use commercially reasonable efforts, as it deems appropriate, to incorporate Improvements and comparable improvements obtained from third parties into the Products hereunder and products that may be developed and/or supplied to SBB under the Development and Marketing Agreement (as described below). Nothing in this Agreement is to be construed as granting a license from one party to the other except as expressly provided herein, under any patent or other intellectual property rights owned by such party, unless a separate agreement for such rights is executed by SBB and TWT. Without limiting the foregoing, it is understood that if SBB controls issued patents claiming the target sequence of a particular Invader Squared Assay, TWT shall not have the right to commercialize such Invader Squared Assay unless SBB otherwise agrees.

9. STANDSTILL. TWT hereby agrees that during the Standstill Period not to enter into any agreement, understanding or other arrangement with a third party that would legally preclude TWT from entering into the Development and Marketing Agreement, as contemplated below. Notwithstanding the foregoing, the parties may mutually agree in writing to extend the Standstill Period in the event that SBB is unable to reasonably complete its Evaluation of the Invader Squared Assays during the 90-day period, provided that in such event SBB shall use all diligent efforts to complete such evaluation as soon as possible. In the event that SBB gives TWT the Option Notice (as described below), the parties will negotiate in good faith the Development and Marketing Agreement (as described below) during the Standstill Period.

10. DEVELOPMENT AND MARKETING AGREEMENT. If at any time prior to the expiration of the Standstill Period, SBB gives TWT written notice (the "Option Notice") referencing this Section 10 and indicating its desire to negotiate an agreement pursuant to which: (i) SBB and TWT would collaborate to develop Products and
(ii) TWT would grant to SBB an exclusive, world-wide right under the TWT Technology to distribute the Products for the Field (the "Development and Marketing Agreement"). SBB and TWT shall discuss during the Option


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Period the terms and conditions upon which SBB and TWT will be willing to enter into the Development and Marketing Agreement.

11. WARRANTY DISCLAIMER. TWT SUPPLIES THE TWT MATERIALS WITHOUT ANY WARRANTY, REPRESENTATION OR UNDERTAKING WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY RESPECTING THE EFFICIENCY, PERFORMANCE, WORKMANSHIP, CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NONINFRINGEMENT.

12. TERM/TERMINATION. Unless earlier terminated in accordance with this Section 12, this Agreement will become effective on the Effective Date and remain in full force and effect until the expiration of the Standstill Period or the Option Period, whichever is later. Notwithstanding the foregoing, SBB may terminate this Agreement at any time by providing written notice to TWT; and TWT may terminate this Agreement in the event that SBB materially breaches or otherwise fails to perform its obligations hereunder effective on 30 days' written notice provided that SBB fails to cure such breach or failure in such 30-day period. Sections 4, 7, 8 and 14 shall survive the expiration or termination of this Agreement. For avoidance of doubt, it is understood and agreed that in the event that this Agreement expires or terminates without the parties entering into the Development and Marketing Agreement for any reason, neither party shall have any liability to the other party for failure to enter into the same.

13. PUBLICITY. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement nor the exact target of the assay, without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, within five (5) days after the Effective Date, the parties shall agree upon and issue a press release announcing the execution of this Agreement and describing the collaboration without however mentioning the option granted to SBB hereunder, thereafter, each party may disclose to third parties the information disclosed in such press release without the need for further approval by the other party.

14. GENERAL. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the United States and the State of Wisconsin, without reference to conflicts of laws principles. This Agreement (including the Attachments hereto) sets forth the entire agreement between the parties with respect to the subject matter herein and supersede all previous or contemporaneous understandings with respect thereto, whether oral or written. Nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party. This Agreement may only be amended or any right or obligation waived with a written document signed by authorized representatives of the party to be charged and expressly refers to this Agreement. SBB may not assign or otherwise transfer its rights and obligations hereunder without the prior written approval of TWT, except SBB may assign this Agreement to an Affiliate provided that (i) SBB notifies TWT of such assignment and (ii) SBB remains responsible for the obligations of its Affiliate hereunder. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be stricken and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible.

15. NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or sent via


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facsimile in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

SBB:                            SmithKline Beecham Biologicals SA
                                89 rue de l'Institut
                                B -1330 Rixensart, Belgium
                                Attn: Vice-President and Director, Business
                                      Development
                                Fax: (32-2) 656 80 26

TWT:                            Third Wave Technologies, Inc.
                                502 S. Rosa Road
                                Madison, WI 53719-1256
                                U.S.A.
                                Attn: President
                                Fax: +(608)273-6989

16. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

The parties hereto have caused this Agreement to be duly executed and effective as of the last date below.

THIRD WAVE TECHNOLOGIES, INC.          SMITHKLINE BEECHAM BIOLOGICALS S.A.


By: /s/ LANCE FORS                        By: /s/ MONCEF SLAOUI
   ------------------------------         --------------------------------------
   LANCE FORS, PRESIDENT & CEO            MONCEF SLAOUI, VICE PRESIDENT AND
                                          DIRECTOR, BUSINESS DEVELOPEMENT AND
                                          ALLIANCES, STRATEGIC PLANNING AND
                                          IMMUNOTHERAPEUTICS

Date: June 7, 2000                     Date: June 20, 2000
     ------------------------------         ------------------------------------



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                                  ATTACHMENT 1

                               DEVELOPMENT PROGRAM

In the course of performing the Development Program for each of the corresponding Phases TWT will develop the following Invader Squared Assays as set forth below. For purposes of the Agreement, "Invader Squared Assay" shall mean an Invader RNA Assay and/or Invader DNA Assay, as applicable.

INITIAL PHASE: During the Initial Phase of the Development Program, TWT will develop an [* * * *] for each of the target sequences designated by SBB in each of the [* * * *] and [* * * *] transcripts and provide SBB 1000 determinations of each such Invader RNA Assay within 90 days of TWT's receipt of the SBB Materials for the Initial Phase, as set forth in more detail below.

RNA PHASE: During the RNA Phase of the Development Program, TWT will develop an Invader RNA Assay for each of the target sequences designated by SBB in each of the [* * * *] transcripts (or such other mRNA transcripts reasonably designated by SBB, but in no case more than 5 mRNA transcripts, in each case subject to the provisions of Section 1(p) above) and provide SBB 1000 determinations of each such Invader RNA Assay within 90 days of TWT's receipt of the SBB Materials for the RNA Phase, as set forth in more detail below.

DNA PHASE: During the DNA Phase of the Development Program, TWT will develop an Invader DNA Assay(4) for not more than 3 target sequences designated by SBB (in each case subject to the provisions of Section 1(p) above) and provide SBB 1000 determinations(5) of each such Invader DNA Assay within 90 days of TWT's receipt of the SBB Materials for the DNA Phase, as set forth in more detail below.

A. The Development Program for each Invader RNA Assay for mRNA detection and quantification will encompass the following:

    1. At the initiation of the Initial Phase or RNA Phase, as applicable, SBB will provide TWT with the appropriate genetic sequence specifying the mRNA target of interest as set forth on Attachment 2.

----------

(3) Each Invader RNA Assay for mRNA detection and quantification consists of an assay or assay components which will permit SBB to detect and quantify the mRNA of interest. Each Invader RNA Assay [* * * *]. Each Invader mRNA assay will include control standard set to establish a standard quantification curve. Complete instructions will be provided for each Invader mRNA Assay.

(4) Each Invader DNA Assay for genotyping detection and quantification consists of an assay or assay components which will permit TWT to detect each allele of interest. [* * * *]. Each Invader DNA assay will include control standard set to establish a standard quantification curve. Complete instructions will be provided for each Invader DNA Assay.

(5) Each determination for an Invader Squared Assays for genotype detection and quantification include a determination for each allele, which is done in two separate microtiter wells in the current assay configuration.


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 Additionally, SBB will provide TWT with total cellular RNA material known to contain the mRNA target of interest at a minimal expression level, and at a maximal expression level; provided, however, if SBB provides the American Type Culture Collection (ATCC) accession numbers for available appropriate cell lines, TWT will acquire such cell lines for use in the development of the Invader RNA Assays. TWT estimates that more or less 10ug of total cellular RNA material known to contain the mRNA target will be required for each target.

    2.  Primary Invader Reaction:

        o TWT will design two (2) target-specific oligonucleotide probes (an "Invader" probe and a "Primary" probe) for use in the Primary Invader Reaction. The Invader probe will be designed to hybridize to the 3' portion of the target sequence, and form a region that overlaps the duplex formed by the Primary probe and target by at least a single nucleotide base. TWT's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the Primary probe for use in the Secondary Invader Reaction.

        o The melting temperature (Tm) of the target-specific Primary probe will be estimated. In order to optimize signal generation, a temperature near the Tm of the Primary probe will be utilized for the Primary Invader Reaction such that the reaction cycle (hybridization of Primary probe, cleavage of the 5' end of the Primary probe, release of the remaining 3' portion of the Primary probe) will occur rapidly under such conditions.

        The rapid cycling of the Primary probes allows each copy of mRNA target to serve as the substrate for multiple Primary probe cleavage events during reaction incubation. The accumulation of 5' fragments of the Primary probe is directly proportional to the number of mRNA target present in the test sample.

    3.  Secondary Invader Reaction:

        o TWT will design oligonucleotides that will function as a Secondary target and a "Signal" probe in the Secondary Invader Reaction. The cleaved 5' end of the Primary probe from the Primary Invader Reaction is designed to act as a "Secondary Invader" probe in the Secondary Invader Reaction (i.e., the Signal probe will be designed such that the 3' end of the Secondary Invader probe (5' of the Primary probe from the Primary Invader Reaction) will overlap the 5' most region of hybridization of the Signal probe/Secondary target complex). TWT's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the Signal probe for subsequent detection. The Signal probe will include a quencher dye and a fluorescein-phosoramadite label. Due to the proximity of these dyes in the uncleaved Signal probe, the fluorescein label is quenched by the quencher dye via a Fluorescence Resonance Energy Transfer (FRET) mechanism. Cleavage of the 5' end of the Signal probe between the labels enables spatial separation of the quencher dye and fluorescein, thus enabling fluorescence detection using FRET technology.

        o The Tm of the Signal probe will be estimated. In order to optimize signal generation, a temperature near the Tm of the Signal probe will be utilized for the Secondary Invader Reaction such that the reaction cycle (hybridization of Signal probe, cleavage of the 5' end of the Signal probe, release of the remaining 3' portion of the Signal probe) will occur rapidly under such conditions.


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

        This rapid cycling allows multiple Signal probes to be cleaved during reaction incubation. The accumulation of signal (5' fragments of the Signal probe) is directly proportional to the number of Secondary Invader probes (from the Primary Invader reaction) generated in the Primary Invader Reaction.

    4. TWT will develop appropriate standards (in vitro RNA transcripts) for use in the Invader RNA Assay and will demonstrate assay proof-of-principle using this material. From time to time during the assay Development Program, SBB will provide TWT with appropriate cellular material known to have the mRNA target of interest expressed at various levels. TWT will use this material for further assay refinement and optimization.

    5. TWT will perform its standard quality control procedures on each of the Invader RNA Assays using the ATCC cell lines designated by SBB and provide the results of such quality control to SBB.

    6. TWT estimates that a minimum of 0.1 attomole of the mRNA target will be required in each determination for detection and quantification in an Invader RNA Assay. Each Invader RNA Assay transferred hereunder will detect 0.1 attomole of the appropriate RNA standard.

B. The Development Program for each Invader DNA Assay for genotyping detection and quantification assay will encompass the following:

    1. At the initiation of the DNA Phase, SBB will provide TWT with the appropriate genetic sequence specifying the DNA target of interest as set forth on Attachment 2. Additionally, SBB will provide TWT with the appropriate PCR product and/or genomic DNA containing the target sequence of interest; provided, however, if SBB provides the ATCC accession numbers for available appropriate cell lines, TWT will acquire such cell lines for use in the development of the Invader DNA Assays. TWT estimates that between 10-100 femtamoles of PCR product or 1 ug of genomic DNA material known to contain the DNA target will be required for each target.

    2.  Primary Invader Reaction:

            o TWT will design three (3) target-specific oligonucleotide probes for use in the Primary Invader Reaction: (i) an "Invader" probe (a probe designed hybridize to the 3' portion of the target sequence, and form a region that overlaps the duplex formed by the appropriate Signal probe and target by at least a single nucleotide base); (ii) a "Signal" probe for the major allele ("wild-type") sequence and (iii) a "Signal" probe for the mutant or minor allele ("mutant") sequence. Each Signal probe will comprise a probe designed to hybridize to the 5' portion of the appropriate target sequence and overlap with the Invader probe. TWT's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the wild-type and mutant probes for use in the Secondary Invader Reaction (described below).

            o The Tm of both the wild-type and mutant Signal probes will be estimated. In order to optimize signal generation, a temperature near the Tm of these probes will be utilized for the both the Primary and Secondary Invader Reactions such that the reaction cycle

                (hybridization of a Signal probe, cleavage of its 5' end, and release of the remaining 3' portion) will occur rapidly under isothermal conditions.

            The rapid isothermal cycling of the Signal probes allows each copy of PCR product or genomic DNA target to serve as the substrate for multiple Signal probe cleavage events during reaction incubation. The accumulation of 5' fragments of the wild-type Signal probe is directly proportional to the number of wild-type target molecules present in the test sample. Likewise, the accumulation of 5' fragments of the mutant Signal probe is directly proportional to the number of mutant target molecules present in the test sample. Since the Primary and Secondary Invader Reactions will take place simultaneously, the Primary and Secondary Reaction temperature optima will be designed to be compatible.

    3.  Secondary Invader Reaction:

        o TWT will design an oligonucleotide that will function as both a Secondary target and a "Secondary Signal" probe in the Secondary Invader Reaction. After cleavage in the Primary Invader Reaction the 5' end of the wild-type and mutant Signal probes from the Primary Invader Reaction will be designed to act as "Secondary Invader" probes in the Secondary Invader Reaction (i.e., the Secondary Signal probe will be designed such that the end of the Secondary Invader probe (5' of the Signal probe from the Primary Invader Reaction) will overlap the 5' most region of hybridization of the Secondary Signal probe/Secondary target complex). TWT's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the Signal probe for subsequent detection. The Secondary Signal probe will be designed to include a quencher dye and a fluorescein phosoramadite label. Due to the proximity of these dyes in the uncleaved Secondary Signal probe, the fluorescein label is quenched by the quencher dye via a Fluorescence Resonance Energy Transfer (FRET) mechanism. Cleavage of the 5' end of the Secondary Signal probe between the labels enables spatial separation of the quencher dye and fluorescein, thus enabling fluorescence detection using FRET technology.

        o The Tm of the Secondary Invader probe will be estimated and sequence optimized in order to optimize signal generation, a temperature near the Tm of the Secondary Invader probe will be utilized for the Invader reaction such that the reaction cycle (hybridization of Secondary Invader probe, cleavage of the 5' end of the Signal probe, release of the Secondary Invader probe) will occur rapidly under isothermal conditions.

        As a result of the Secondary Signal/Secondary target complex being present in excess and the rapid isothermal cycling of the Secondary Invader probe allowing each copy of Secondary Invader probe to cause multiple signal generation cleavage events during reaction incubation, the accumulation of 5' fragments of the Secondary Signal probe is directly proportional to the number of Secondary Invader probe molecules generated in the Primary Invader Reaction.

    4. TWT will develop appropriate standards (in vitro DNA transcripts) for use in the Invader DNA Assay and will demonstrate assay proof-of-principle using this material. From time to time during the assay Development Program, SBB will provide TWT with appropriate genomic DNA known to have the DNA target of interest expressed at various levels. TWT will use this material for further assay refinement and optimization.


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    5.  TWT will perform its standard quality control procedures on each of the
        Invader DNA Assays using the ATCC cell lines designated by SBB and provide the results of such quality control to SBB.

    6. TWT will determine appropriate assay cut-off values for each Invader DNA Assay for assessment of genotype (wild-type homozygous, mutant homozygous, wild-type/mutant heterozygous) based on fluorescence signal.

    7. TWT estimates that approximately 20pg of PCR product or approximately 100ng of genomic DNA will be required in each determination for detection and quantification in an Invader DNA Assay. Each Invader DNA Assay transferred hereunder will detect 100ng of the appropriate genomic DNA standard.




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                                  ATTACHMENT 2

                                  SBB MATERIALS

Upon initiation of each of the Phases below, SBB shall provide TWT with the SBB Materials as follows:

INITIAL PHASE: (i) identify the ATCC cell lines to be acquired by TWT for purposes of quality control of each of the mRNA targets; (ii) identify the unique target region on each of human mRNA transcripts: [* * * *] and provide the gene sequence information for each target gene; (iii) provide TWT with more or less 10ug of total cellular mRNA material known to contain the mRNA target of interest at a minimal expression level, and at a maximal expression level, for each target, unless such materials are reasonably available from ATCC; and (iv) provide such other information (including any additional sequence information, known polymorphsims or other mutational changes in the target region) as TWT may reasonably require from time to time.

RNA PHASE: (i) identify the ATCC cell lines to be acquired by TWT for purposes of quality control of each of the mRNA targets; (ii) identify the unique target region on each of human mRNA transcripts: [* * * *] (or such other mRNA transcripts reasonably designated by SBB but in no case more than a total of 5 mRNA transcripts) and provide the gene sequence information for each target gene; (iii) provide TWT with more or less 10ug of total cellular RNA material known to contain the mRNA target of interest at a minimal expression level, and at a maximal expression level, for each target, unless such materials are reasonably available from ATCC; and (iv) provide such other information (including any additional sequence information, known polymorphsims or other mutational changes in the target region) as TWT may reasonably require from time to time.

DNA PHASE: (i) identify the ATCC cell lines to be acquired by TWT for purposes of quality control of each of the DNA targets; (ii) identify the unique target region on each of human genes sequences designated by SBB (in no case more than a total of 3 DNA sequences) and provide the gene sequence information for each target gene; (iii) provide TWT with 100 femtamoles of PCR product or 1ug genomic DNA material known to contain the DNA target of interest for each target; and
(iv) provide such other information (including any additional sequence information, known polymorphsims or other mutational changes in the target region) as TWT may reasonably require from time to time.



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